Exhibit 99.1
Expedia, Inc. Reports Second Quarter 2007 Results
BELLEVUE, Wash.—August 2, 2007—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its second quarter ended June 30, 2007.
“There is no more positive statement we could make about our confidence in Expedia than our current tender offer and outstanding share repurchase authorization,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive.
“The recent signings of Alaska Airlines, American Airlines, Delta Air Lines, JetBlue Airways, Northwest Airlines and Wyndham Worldwide by our Partner Services Group demonstrate Expedia’s ongoing progress in assembling the world’s most compelling marketplace of travel products and services,” said Dara Khosrowshahi, Expedia Inc.’s CEO and President. “With the combination of our highest revenue growth rate in nearly two years, continued momentum at Expedia.com® and strong growth in our advertising and media businesses, we are increasingly confident in our strategy and poised for continued execution in 2007 and beyond.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months	3 Months	Y / Y
Metric	Ended 6.30.07	Ended 6.30.06	Growth
Gross bookings	$5,224.2	$4,564.8	14%
Revenue	689.9	598.5	15%
Revenue margin	13.21%	13.11%	+10bps
Gross profit	546.3	470.0	16%
Operating income before amortization* (“OIBA”)	187.1	184.2	2%
Operating income	153.6	136.3	13%
Adjusted net income *	114.0	118.2	(4%)
Net income	96.1	95.5	1%
Adjusted EPS *	$0.35	$0.32	9%
Diluted EPS	$0.30	$0.27	11%
Free cash flow *	363.9	236.0	54%

*“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release.

1 of 19

Discussion of Results
Gross Bookings & Revenue
Gross bookings increased 14% for the second quarter of 2007 compared with the second quarter of 2006. North America bookings increased 8%, Europe bookings increased 38% (30% excluding the impact of foreign exchange) and Other bookings (including Expedia® Corporate Travel and our Asia Pacific operations) increased 27%.
Revenue increased 15% for the second quarter, primarily driven by increased worldwide merchant hotel revenue and advertising and media revenue, partially offset by a decline in North America air revenue. North America revenue increased 11%, Europe revenue increased 30% (23% excluding the impact of foreign exchange) and Other revenue increased 28%.
Worldwide merchant hotel revenue increased 14% for the second quarter due to a 10% increase in room nights stayed, including rooms delivered as a component of vacation packages, and a 4% increase in revenue per room night. Revenue per room night increased due to a 5% increase in worldwide average daily rates (“ADRs”), partially offset by a modest decrease in hotel raw margin compared to second quarter 2006.
Worldwide air revenue decreased 7% for the second quarter due to a 19% decrease in revenue per air ticket, partially offset by a 14% increase in air tickets sold. The decrease in revenue per air ticket primarily reflects decreased compensation from air carriers and global distribution system (“GDS”) providers. Packages revenue increased 1% compared with the prior year period primarily due to higher package volumes in Europe.
Worldwide revenue from products and services other than merchant hotel and air (including advertising and media, car rentals, destination services and cruises), increased 40% for the second quarter due primarily to increases in advertising and media and car rental revenues.
Revenue as a percentage of gross bookings (“revenue margin”) was 13.21% for the second quarter, an increase of 10 basis points. North America revenue margin increased 34 basis points to 13.58%, Europe revenue margin decreased 85 basis points to 14.05%, and Other revenue margin increased 10 basis points to 8.39%. The second quarter increase in worldwide and North America revenue margin was primarily due to an increased mix of advertising and media and car rental revenues as compared to second quarter 2006, partially offset by the decline in revenue per air ticket and lower merchant hotel raw margin. Europe revenue margin decreased in part due to decreased revenue from air booking fees and more competitive hotel pricing.
Profitability
Gross profit for the second quarter of 2007 was $546 million, an increase of 16% compared with the second quarter of 2006 primarily due to increased revenue and a 64 basis point improvement in gross margin to 79.18%. The gross margin increase was due to cost savings from our Apollo and other cost cutting initiatives and an increased mix of advertising and media revenue, partially offset by a lower gross margin on our agency air product.
OIBA for the second quarter increased 2% to $187 million, driven primarily by higher revenue. OIBA as a percentage of revenue decreased 366 basis points to 27.12%, primarily reflecting a higher growth in sales and marketing expenses excluding stock-based compensation as a percentage of revenue, partially offset by higher gross margin. Operating income increased 13% to $154 million due to the same factors impacting OIBA, as well as lower intangible amortization and stock-based compensation expenses.
Adjusted net income for the second quarter decreased $4 million due to lower net interest income and net losses from our equity investments and foreign currency transactions, partially offset by increased OIBA. Net income increased less than $1 million reflecting higher operating income and a federal excise tax refund, partially offset by a higher tax provision, lower net interest income and net losses related to our AskJeeves, Inc. (“Ask”) derivative liability. Second quarter adjusted EPS and diluted EPS were $0.35 and $0.30, respectively. These measures increased 9% and 11% due to the same factors impacting adjusted net income and net income, as well as lower net share counts from our share repurchase activity since June 30, 2006.

2 of 19

Cash Flows & Working Capital
For the six months ended June 30, 2007, net cash provided by operating activities was $923 million and free cash flow was $884 million. Both measures include $687 million from changes in operating assets and liabilities, primarily driven by seasonal receipt of cash related to our merchant hotel business. Free cash flow for the second quarter increased $128 million primarily due to an increase in changes in operating assets and liabilities.
Recent Highlights
Global Presence
•	Gross bookings from Expedia, Inc.’s international points of sale in Australia, Canada, China, France, Germany, Italy, Japan, Spain, the United Kingdom and other countries were $1.51 billion, accounting for 29% of worldwide bookings, up from 24% in the prior year period. International revenue, including TripAdvisor’s international websites beginning in 2007, was $203 million or 29% of worldwide revenue, up from 26% in the prior year period.

•	TripAdvisor®, the largest travel community in the world, continued to expand its worldwide footprint, launching sites in Germany (www.tripadvisor.de) and France (www.tripadvisor.fr). These sites feature localized travel information and local-language reviews and forum postings, in addition to TripAdvisor’s more than 10 million reviews and opinions from travelers worldwide.

•	Expedia® Corporate Travel (“ECT”), the world’s number one online corporate travel agency, launched its fifth European point of sale in Italy and added full access to air content from JetBlue Airways and AirTran Airways. ECT grew its worldwide gross bookings 21% in the second quarter, bringing total bookings over the prior 12 months to nearly $1.2 billion.
Brand Portfolio
•	TripAdvisor acquired The Independent Traveler, Inc., the publisher of Cruise Critic, the leading online cruise community, and IndependentTraveler.com.

•	Classic Vacations® and Virtuoso, the leading luxury travel network, entered into a preferred supplier relationship, providing Virtuoso travel agents and their clients with access to Classic’s customized luxury vacations in Australia, the Caribbean, Costa Rica, Europe, Hawaii, Mexico, and the South Pacific as well as its other luxury products, services and support.
Content & Innovation
•	Hotels.com® and Hotwire.com™ each implemented traveler friendly improvements. Hotels.com introduced a flexible booking policy, eliminating its penalties for changes or cancellations to travelers’ hotel bookings while Hotwire.com eliminated its air booking fees for the summer on all opaque and retail flight listings and introduced a new Shopping Tools feature, making it easy to save, email and print search results.

•	TripAdvisor unveiled a traveler network that allows its 20 million monthly unique visitors and 6 million members to quickly tap into their most valued resources — their friends — to help them research and plan travel.

•	Expedia.com unveiled its Insiders’ Select™ list of the world’s best hotels (www.expedia.com/insiderselect). The list ranks hotel properties based on several factors, the most significant of which is Expedia.com Traveler Opinions®, the largest collection of current traveler reviews on the Web with over 250,000. Hotels on the Insider Select list represent the top 1% of the more than 75,000 hotels Expedia.com offers to travelers.
Partner Services Group (“PSG”)
•	Expedia, Inc. reached new strategic agreements with American Airlines, Delta Air Lines, JetBlue Airways, Northwest Airlines and most recently, Alaska Airlines, successfully completing discussions with nine of the top ten domestic carriers and ensuring multi-year availability of these carriers’ fares, schedules and inventory.

•	Expedia, Inc. renewed its long-term strategic partnership with Wyndham Hotel Group, LLC, a division of Wyndham Worldwide Corporation, whose entire inventory of hotels will be available on all Expedia points of sale worldwide.

•	Expedia expanded its strategic partnership with The Hertz Corporation with a multi-year agreement to offer Hertz rentals across Expedia-branded points of sale in Europe. For the first time, Expedia will be able to offer its customers in Europe the complete range of Hertz cars through each of its European sites.

3 of 19

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue	$689,923	$598,458	$1,240,434	$1,092,356
Cost of revenue (1)	143,646	128,449	264,944	247,763

Gross profit	546,277	470,009	975,490	844,593

Operating expenses:
Selling and marketing (1)	255,905	198,666	478,173	399,692
General and administrative (1)	75,733	71,053	151,896	144,414
Technology and content (1)	41,511	33,288	83,763	68,832
Amortization of intangible assets	19,503	30,120	40,699	60,291
Amortization of non-cash distribution and marketing	—	627	—	8,867

Operating income	153,625	136,255	220,959	162,497

Other income (expense):
Interest income	10,552	7,034	17,821	10,635
Interest expense	(9,902)	(475)	(21,078)	(2,373)
Other, net	5,936	10,466	441	14,123

Total other income (expense), net	6,586	17,025	(2,816)	22,385

Income before income taxes and minority interest	160,211	153,280	218,143	184,882
Provision for income taxes	(64,076)	(56,158)	(87,688)	(65,816)
Minority interest in (income) loss of consolidated subsidiaries, net	1	(1,640)	457	(249)

Net income	$96,136	$95,482	$130,912	$118,817

Net earnings per share available to common stockholders:
Basic	$0.32	$0.28	$0.43	$0.34
Diluted	0.30	0.27	0.41	0.33

Shares used in computing earnings per share:
Basic	303,035	346,014	305,426	345,896
Diluted	320,196	359,090	321,966	362,130

(1) Includes stock-based compensation as follows:
Cost of revenue	$646	$1,586	$1,529	$4,811
Selling and marketing	2,804	3,446	6,039	8,697
General and administrative	7,004	8,753	14,673	18,440
Technology and content	3,518	3,436	7,591	9,160

Total stock-based compensation	$13,972	$17,221	$29,832	$41,108

4 of 19

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,011,404	$853,274
Restricted cash and cash equivalents	21,710	11,093
Accounts and notes receivable, net of allowance of $4,884 and $4,874	313,335	211,430
Prepaid merchant bookings	100,380	39,772
Deferred income taxes, net	5,145	4,867
Prepaid expenses and other current assets	74,410	62,249

Total current assets	1,526,384	1,182,685
Property and equipment, net	149,048	137,144
Long-term investments and other assets	86,723	59,289
Intangible assets, net	1,006,146	1,028,774
Goodwill	5,907,286	5,861,292

TOTAL ASSETS	$8,675,587	$8,269,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$779,029	$600,192
Accounts payable, other	153,407	120,545
Deferred merchant bookings	1,018,183	466,474
Deferred revenue	12,798	10,317
Income taxes payable	58,520	30,902
Other current liabilities	194,802	171,695

Total current liabilities	2,216,739	1,400,125
Long-term debt	500,000	500,000
Deferred income taxes, net	369,954	369,297
Other long-term liabilities	90,672	33,716
Minority interest	62,655	61,756

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000
Series A shares issued and outstanding: 846 and 846
Common stock $.001 par value	332	328
Authorized shares: 1,600,000,000
Shares issued: 331,592,022 and 328,066,276
Shares outstanding: 279,110,811 and 305,901,048
Class B common stock $.001 par value	26	26
Authorized shares: 400,000,000
Shares issued and outstanding: 25,599,998 and 25,599,998
Additional paid-in capital	5,970,840	5,903,200
Treasury stock — Common stock, at cost	(989,173)	(321,155)
Shares: 52,481,211 and 22,165,228
Retained earnings	437,252	309,912
Accumulated other comprehensive income	16,290	11,979

Total stockholders’ equity	5,435,567	5,904,290

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,675,587	$8,269,184

5 of 19

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six months ended
	June 30,
	2007	2006
Operating activities:
Net income	$130,912	$118,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,050	22,673
Amortization of intangible assets, non-cash distribution and marketing and stock-based compensation	70,531	110,266
Deferred income taxes	722	(5,595)
Unrealized (gain) loss on derivative instruments, net	4,544	(12,212)
Equity in (income) loss of unconsolidated affiliates	3,554	(586)
Minority interest in income (loss) of consolidated subsidiaries, net	(457)	249
Foreign exchange gain on cash and cash equivalents, net	(4,686)	(13,690)
Other	2,913	479
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts and notes receivable	(93,517)	(26,514)
Prepaid merchant bookings and prepaid expenses	(70,854)	(51,314)
Accounts payable, other and other current liabilities	118,734	50,854
Accounts payable, merchant	178,076	91,263
Deferred merchant bookings	551,691	418,720
Deferred revenue	2,400	5,503

Net cash provided by operating activities	922,613	708,913

Investing activities:
Capital expenditures	(38,974)	(34,029)
Acquisitions, net of cash acquired	(59,622)	(4,891)
Increase in long-term investments and deposits	(29,594)	(1,632)

Net cash used in investing activities	(128,190)	(40,552)

Financing activities:
Short-term borrowings, net	—	(230,668)
Changes in restricted cash and cash equivalents	(11,614)	(4,479)
Proceeds from exercise of equity awards	34,885	23,938
Excess tax benefit on equity awards	1,608	781
Treasury stock activity	(668,018)	(127,195)
Other, net	393	—

Net cash used in financing activities	(642,746)	(337,623)
Effect of exchange rate changes on cash and cash equivalents	6,453	15,187

Net increase in cash and cash equivalents	158,130	345,925
Cash and cash equivalents at beginning of period	853,274	297,416

Cash and cash equivalents at end of period	$1,011,404	$643,341

Supplemental cash flow information
Cash paid for interest	$19,775	$3,328
Income tax payments, net	5,888	33,055

6 of 19

Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service. Agency revenues are typically recognized at the time the reservation is booked.

•	Merchant bookings accounted for 42% of total gross bookings for the second quarter of 2007 compared with 40% in the prior year period, primarily driven by an increase in our worldwide merchant hotel bookings.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our data and call centers, including telesales expense; (2) credit card merchant fees; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.

•	Cost of revenue was 20.8% of revenue for the second quarter of 2007 and 21.5% for the prior year period. Excluding stock-based compensation, cost of revenue was 20.7% of revenue for the second quarter of 2007 and 21.2% for the prior year period. Cost of revenue excluding stock-based compensation decreased 47 basis points as a percentage of revenue due to an increased mix of advertising and media revenue and cost savings from our Apollo and other cost cutting initiatives, partially offset by a lower margin on our agency air product.

•	Cost of revenue includes depreciation expense of $4 million for the second quarter of 2007, and $2 million for the comparable 2006 period.
Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses in millions and as a percentage of revenue for the second quarter of 2007 and 2006 were as follows (some numbers may not add due to rounding):

	Three months			Three months
	ended June 30,			ended June 30,
	2007	2006	Growth	2007	2006	Change
Selling and marketing	$253.1	$195.2	30%	36.7%	32.6%	4.1%
General and administrative	68.7	62.3	10%	10.0%	10.4%	(0.4%)
Technology and content	38.0	29.9	27%	5.5%	5.0%	0.5%

Total operating expenses	$359.8	$287.4	25%	52.2%	48.0%	4.1%
•	Operating expenses include depreciation expense of $10 million in both the second quarter of 2007 and the prior year period.
Selling and Marketing (non-GAAP)
•	Selling and marketing expense primarily relates to direct advertising and distribution expense, including television, radio and print spending, as well as traffic generation costs from internet portals, search engines and our private label and affiliate programs.

•	Approximately 20% of second quarter expense related to indirect costs including personnel such as PSG staff, marketing teams and destination services personnel, compared with 21% for the prior year period.

•	The increase in selling and marketing expense was primarily due to increased spend in Europe to support our Expedia and Hotels brands, which increase was exacerbated by lower spending in the 2006 period on Expedia.com branding and in Europe in light of World Cup activity. In addition, we increased online marketing efforts across our global points of sale.

•	We expect absolute amounts spent on selling and marketing in 2007 to be higher than the prior year, and we expect selling and marketing to be higher as a percentage of revenue in 2007 than in 2006 as we support our established brands, grow our earlier stage international markets, invest in our global advertising and media business and expand our corporate travel sales and market management teams.

7 of 19

General and Administrative (non-GAAP)
•	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax, technology and human resources functions, and fees for professional services that include legal, tax and accounting.

•	The increase in general and administrative expense was primarily due to increased personnel costs related to expansion of our corporate IT functions and our European businesses.

•	We expect general and administrative expense to increase in absolute dollars but decrease as a percentage of revenue in 2007 as compared to the prior year.
Technology and Content (non-GAAP)
•	Technology and content expense includes product development expenses principally related to payroll and related expenses, hardware and software expenditures and software development cost amortization.

•	The increase in technology and content expense was due to increased personnel costs and amortization of capitalized software costs, a significant amount of which we have been putting into service starting in the fourth quarter of 2006.

•	Given our historical and ongoing investments in our enterprise data warehouse, re-platforming, geographic expansion, data centers, redundancy, call center technology, site merchandising, content management, site monitoring, networking, corporate travel, supplier integration and other initiatives, we expect technology and content expense to increase in absolute dollars and as a percentage of revenue in both 2007 and 2008.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003 we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over five years.

•	Second quarter stock-based compensation expense was $14 million, consisting of $11 million in expense related to RSUs and other equity compensation and $3 million in stock option expense.

•	Second quarter stock-based compensation decreased $3 million compared to the prior year period primarily due to completed vesting of previous option awards, partially offset by higher expense related to RSU grants.

•	Assuming, among other things, no modification of existing awards, significant additional award grants, adjustments to forfeiture estimates or meaningful changes in our stock price, we expect annual stock-based compensation expense will be less than $65 million in 2007 and 2008.
Other, Net
•	The $5 million decrease in other, net for the second quarter primarily relates to a $3 million net unrealized loss from our Ask derivative liability (see Balance Sheet Notes) compared with an $8 million unrealized gain in the prior year period. In addition, we had a $2 million net loss on our equity investments in the second quarter of 2007, compared with a $1 million net gain in the prior year period, and a less than $1 million net foreign exchange loss in the second quarter of 2007, compared with a $2 million gain in the prior year period.

•	These year over year decreases were partially offset by a portion of a one-time $15 million federal excise tax refund related to one of our subsidiaries, which we recorded in the second quarter of 2007. Of the total refund, $12 million is related to the period prior to our acquisition of the subsidiary and is therefore included in other, net as it relates to previously recorded revenue, and is excluded from the computation of adjusted net income. The remaining $3 million relates to the period subsequent to the acquisition and is included in revenue. The refund is related to taxes on air tickets that were previously remitted to the IRS, which has since exempted online intermediaries from such federal excise taxes.
Income Taxes
•	The effective tax rate on GAAP pre-tax income was 40.0% for the second quarter 2007 compared with 36.6% in the prior year period. The effective rate increased primarily due to non-deductible unrealized losses on our Ask derivative liability compared with a gain in the prior year period. Our second quarter 2007 effective rate was higher than the statutory rate principally due to state income taxes and a non-deductible unrealized loss on our Ask derivative liability.

8 of 19

•	The effective tax rate on pre-tax adjusted income was 38.4% for the second quarter 2007 compared with 37.9% in the prior year period. The effective tax rate increased primarily due to interest accruals related to uncertain tax positions and a taxable dividend from an equity investment. Our second quarter 2007 rate was higher than the statutory rate principally due to state taxes as well as the same factors noted above.

•	Cash paid for income taxes for the six months ended June 30, 2007 was $6 million, a decrease of $27 million compared with the prior year period primarily due to a timing difference in tax payments. We anticipate tax-related payments for full-year 2007 will increase compared with 2006 as we utilized substantially all of our net operating loss carryforwards during 2006 and are now a full cash taxpayer.

•	During the first quarter of 2007 we implemented Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”). The implementation of FIN 48 did not meaningfully change our effective tax rates on either pre-tax GAAP income or adjusted income as compared to prior accounting standards.
Foreign Exchange
•	As Expedia, Inc.’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to the functional currencies of our international operations. Management believes investors may find it useful to assess our growth rates with and without the impact of foreign exchange.

•	The estimated impact on worldwide and Europe growth rates from foreign exchange in the second quarter was as follows (some numbers may not add due to rounding):

	Worldwide			Europe
			Impact on			Impact on
		Y/Y growth	Y/Y growth		Y/Y growth	Y/Y growth
		rates excluding	rates from		rates excluding	rates from
		foreign	foreign		foreign	foreign
	Y/Y growth	exchange	exchange	Y/Y growth	exchange	exchange
	rates	movements	movements	rates	movements	movements
Gross Bookings	14.4%	12.8%	1.6%	37.7%	29.9%	7.8%
Revenue	15.3%	13.6%	1.7%	29.8%	23.2%	6.6%
•	The positive impact of foreign exchange on our cash balances denominated in foreign currency was $7 million in the second quarter of 2007, and is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This amount reflects a net decrease of $6 million as compared to the prior year period primarily due to less gain from holding or converting foreign currencies in the second quarter of 2007 as compared the prior year period.
Acquisitions
•	During the second quarter we made cash payments related to acquisitions of travel information-related companies and assets totaling $20 million. We recorded goodwill of $16 million and intangible assets of $1 million as a result of these acquisitions.

•	Acquisitions completed subsequent to June 30, 2006 increased second quarter 2007 gross bookings growth by less than one percent and increased revenue by 1.9% and were primarily related to our acquired media content businesses.
Balance Sheet Notes
Cash, Cash Equivalents and Restricted Cash
•	Cash, cash equivalents and restricted cash totaled $1.03 billion at June 30, 2007. This amount includes $22 million in restricted cash and cash equivalents primarily related to merchant air revenue transactions.

•	The $169 million increase in cash, cash equivalents and restricted cash for the six months ended June 30, 2007 principally relates to a $687 million increase in cash from net changes in operating assets and liabilities and $291

9 of 19

million in OIBA, partially offset by $668 million in treasury stock activity primarily related to our 30 million share repurchase completed in January 2007, $89 million in acquisitions, long-term investments and deposits and $39 million of capital expenditures.
Accounts and Notes Receivable
•	Accounts receivable include credit card receivables generally due within two to three days from credit card agencies, receivables from agency transactions generally due within 30 days after booking, and receivables from global distribution system partners generally due within 60 to 120 days after booking.

•	Accounts and notes receivable increased $102 million from December 31, 2006 due to a seasonal increase in merchant air bookings, timing of airline commission and GDS payments, acquired receivables from acquisitions, growth in TripAdvisor receivables as well as the $15 million federal excise tax refund receivable as of June 30, 2007.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. The $61 million increase in prepaid merchant bookings from December 31, 2006 is due in part to a seasonal increase in our merchant air ticket volumes.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid merchant fees, prepaid license and maintenance agreements and prepaid insurance.
Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, collateral deposits related to our cross-currency swap agreements, equity investments and capitalized debt issuance costs.

•	Long-term investments and other assets increased $27 million from December 31, 2006 primarily due to a first quarter equity investment in a travel company.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relates to the acquisitions of Hotels.com, Expedia.com and Hotwire.com.

•	Goodwill increased $46 million from December 31, 2006, primarily due to acquisitions completed in the first half of the year and basis adjustments related to the adoption of FIN 48.

•	$867 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally related to acquired trade names and trademarks. Our indefinite lived intangible assets relate principally to trade names and trademarks acquired in various acquisitions.

•	$139 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $20 million for the second quarter, compared with $30 million for the prior year period. The decrease was primarily due to the completed amortization of certain technology and supplier intangible assets over the past year. Assuming no impairments or additional acquisitions, we expect amortization expense for definite lived intangibles of $78 million in 2007 and $57 million in 2008.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables related to the day-to-day operations of our business.

•	Accounts payable, other increased $33 million from December 31, 2006 primarily due to an increase in accrued marketing expenses related to various points of sale.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled and the balances generally mirror the seasonality pattern of our gross bookings. The payment to suppliers related to these bookings is generally made within two weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts

10 of 19

payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash from our travelers to supplier payment.
•	As long as the merchant hotel business continues to grow and our business model does not meaningfully change, we expect that changes in working capital related to this business will continue to be a positive contributor to operating and free cash flow. If this business declines or if the model changes significantly, it would negatively affect our working capital.

•	For the six months ended June 30, 2007, the change in deferred merchant booking and accounts payable, merchant contributed $730 million to net cash provided by operating activities, primarily related to our merchant hotel business.
Other Current Liabilities
•	Other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities, a reserve related to occupancy taxes, and accrued interest on our Notes.

•	Other current liabilities includes $30 million related to our tax sharing agreement with Microsoft and the fair value of our Ask derivative, which relates to notes which are due June 1, 2008 (see “Ask Derivative Liability”).

•	Other current liabilities increased $23 million from December 31, 2006 primarily due to the reclassification of $14 million from other long-term liabilities related to our Ask derivative.
Ask Derivative Liability
•	In connection with IAC/InterActive Corp’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of our spin-off from IAC.

•	During the second quarter of 2007 notes were converted for 0.1 million shares, which when combined with prior conversions of 3.7 million shares, leaves 0.5 million shares of Expedia common stock (or cash in equal value) due to Ask convertible note holders upon conversion. The Ask notes are due June 1, 2008; upon maturity our obligation to satisfy demands for conversion ceases.

•	The estimated fair value of the Ask derivative at June 30, 2007 was $14 million, and is recorded in other current liabilities on our consolidated balance sheet.

•	For the second quarter we recorded a net unrealized loss of $3 million related to the Ask derivative due to the increase in our share price at the end of the second quarter of 2007 compared with the end of the first quarter of 2007. This loss is reflected as an increase in other current liabilities, is recorded in other, net on our consolidated statements of income and is excluded from both our OIBA and adjusted net income calculations.

•	We anticipate recording a quarterly unrealized gain or loss in future quarters related to any remaining liability as we adjust the fair value for changes in our stock price, as measured at subsequent quarter-ends compared with the prior quarter-end.
Borrowings
•	Expedia, Inc. maintains a $1 billion five-year unsecured revolving credit facility that bears interest based on our financial leverage and is subject to leverage and net worth covenants. As of June 30, 2007, we had no borrowings outstanding under our revolver and were in compliance with our leverage and net worth covenants under the credit facility. Outstanding letters of credit under the facility were $52 million.

•	We expect to draw down on the credit facility and use cash on hand to fund the purchase of shares tendered in conjunction with our modified “Dutch auction” tender offer, which, unless extended, is scheduled to expire on August 8, 2007.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “Notes”) due 2018, which were issued in August 2006. The Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. We may redeem the Notes at any time at our option.

•	Semi-annual interest expense related to the Notes is $19 million, paid on February 15 and August 15 of each year. Accrued interest related to the notes was $14 million at June 30, 2007 and $13 million at December 31, 2006 and such amounts are classified as other current liabilities on our balance sheet.

11 of 19

Other Long-Term Liabilities
•	Other long-term liabilities include $66 million in uncertain tax positions recorded under FIN 48. Prior to the adoption of FIN 48 on January 1, 2007 these amounts were classified as income taxes payable in current liabilities.

•	Other long-term liabilities also includes $18 million of derivative liabilities, primarily related to cross-currency swaps, which increased $5 million from December 31, 2006 due to the weakening of the USD compared with the Euro and rising interest rates.
Minority Interest
•	Minority interest primarily relates to the minority ownership position in eLong, an entity in which we own a 52% interest and results for which are consolidated for all periods presented.
Purchase Obligations and Contractual Commitments
•	At June 30, 2007 we have agreements with certain vendors under which we have future minimum obligations of $26 million for the remainder of 2007, $9 million in 2008 and $8 million in 2009. These minimum obligations for telecom, loyalty, software and other support services are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use. In addition, if certain obligations are met by our counterparties, our obligations will increase. These obligations are not reflected on our consolidated balance sheets herein.

•	In conjunction with our investment in a travel company, we have entered into a commitment to provide a $10 million revolving operating line of credit and a credit facility for up to $20 million. No amounts were drawn on the line of credit or credit facility as of June 30, 2007.

•	In June 2007, we entered into a ten-year lease for approximately 348,000 square feet of office space located in Bellevue, Washington. Cash payments related to this lease begin in November 2008.

•	Our estimated future minimum rental payments under operating leases with noncancelable lease terms that expire after June 30, 2007 are $12.9 million for the remainder of 2007, $24.9 million for 2008, $22.9 million for 2009, $20.3 million for 2010, $18.9 million for 2011 and $103.3 million for 2012 and thereafter.
Common Stock
•	We currently have an outstanding tender offer to purchase up to 25,000,000 common shares of Expedia, Inc. at a range of $27.50 to $30.00 per share and expect to use our credit facility and cash on hand to finance the transaction. Unless extended, the tender offer will expire on August 8, 2007. Expedia, Inc.’s directors and executive officers and Liberty Media Corporation have indicated that they do not intend to tender any shares in the tender offer.

•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization. This authorization is not impacted by the above tender offer and will remain outstanding subsequent to the tender completion unless modified by our Board of Directors.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by Liberty Media Corporation and its subsidiaries (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy by Liberty, Mr. Diller had a controlling 58% voting interest in Expedia, Inc. as of July 13, 2007. Assuming we repurchase 25 million shares in our tender offer, his voting interest would increase to approximately 61%.
Warrants
•	As of June 30, 2007 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (representing an average of $22 per Expedia, Inc. common share).

12 of 19

•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in 2009. There are 0.3 million other warrants outstanding.
Stock-Based Awards
•	At June 30, 2007 we had 29.2 million stock-based awards outstanding, consisting of stock options to purchase 20.7 million common shares with a $16.57 weighted average exercise price and weighted average remaining life of 2.9 years, and 8.5 million RSUs.

•	During second quarter 2007 we granted 0.2 million RSUs, primarily related to new hire grants.

•	Through June 30, 2007 total RSU grants were 3.2 million, or 2.2 million net of cancellations, expirations and forfeitures.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts are as follows (in 000’s; some numbers may not add due to rounding):

	3 Months Ended	3 Months Ended	3 Months Ended
Shares	6.30.07	12.31.06	6.30.06
Basic shares	303,035	330,294	346,014
Options	8,909	7,339	7,330
Warrants	6,084	3,756	3,189
Derivative liabilities	501	867	1,669
RSUs	1,666	1,323	869
Other	—	7	19
Fully diluted shares	320,196	343,586	359,090
RSUs, Adjusted Income method	7,087	5,849	7,093
Adjusted diluted shares	327,283	349,435	366,183

•	The decrease in basic, fully diluted and adjusted diluted shares as compared to the end of 2006 primarily relates to the January 2007 completion of our tender offer for 30 million common shares, which was partially offset by increased dilution from options, warrants and RSUs related to the increase in our stock price and the impact of such increase on the treasury method calculation for dilutive securities.

•	Share count decreases from the prior year period are due to the same reasons as stated above as well as open market repurchases of shares during the second half of 2006.

13 of 19

Expedia, Inc.
Operational Metrics — Second quarter 2007
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.
•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material.
•	“Expedia” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and our worldwide ECT businesses. “Other” gross bookings constitute bookings from all brands other than Expedia and Hotels.com.
•	Metrics, with the exception of revenue and OIBA items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.
•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.
•	Some numbers may not add due to rounding.

	2005			2006				2007
										Y/Y
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Number of Transactions	10.1	10.3	8.7	10.5	10.6	10.4	8.9	11.0	12.0	14%

Gross Bookings by Segment
North America	$3,204	$3,044	$2,624	$3,522	$3,445	$3,104	$2,666	$3,559	$3,723	8%
Europe	669	644	510	780	752	792	677	1,032	1,035	38%
Other	260	249	262	347	368	365	344	425	466	27%

Total	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	$5,224	14%

Gross Bookings by Brand
Expedia *	$3,248	$3,096	$2,707	$3,700	$3,614	$3,369	$2,984	$4,039	$4,130	14%
Hotels.com	497	502	407	582	621	600	456	612	696	12%
Other *	387	340	281	367	330	293	246	365	399	21%

Total	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	$5,224	14%

Gross Bookings by Agency/Merchant
Agency	$2,396	$2,276	$2,068	$2,695	$2,728	$2,473	$2,253	$2,910	$3,025	11%
Merchant	1,737	1,662	1,327	1,953	1,837	1,788	1,433	2,106	2,199	20%

Total	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	$5,224	14%

Revenue by Segment
North America	N/A	N/A	N/A	$382	$456	$450	$379	$406	$505	11%
Europe	N/A	N/A	N/A	85	112	134	121	110	145	30%
Other	N/A	N/A	N/A	27	30	30	32	34	39	28%

Total	N/A	N/A	N/A	$494	$598	$614	$531	$551	$690	15%

Packages Revenue	$124	$128	$106	$114	$131	$125	$107	$111	$132	1%

Advertising and Media Revenue	$17	$19	$19	$21	$22	$25	$27	$37	$44	97%

OIBA by Segment
North America	N/A	N/A	N/A	$147	$212	$204	$172	$164	$227	7%
Europe	N/A	N/A	N/A	15	40	48	55	26	43	8%
Other	N/A	N/A	N/A	(74)	(68)	(72)	(81)	(85)	(83)	NM

Total	N/A	N/A	N/A	$89	$184	$180	$146	$104	$187	2%

Merchant Hotel
Room Nights	9.0	10.0	8.1	8.1	10.1	11.1	8.7	8.4	11.1	10%
Room Night Growth	8%	10%	10%	7%	13%	11%	8%	3%	10%	—
ADR Growth	6%	9%	6%	3%	7%	4%	8%	9%	5%	—
Revenue per Night Growth	3%	4%	-1%	-4%	4%	2%	7%	13%	4%	—
Revenue Growth	11%	15%	9%	3%	17%	14%	15%	17%	14%	—

Air
Tickets Sold Growth	22%	14%	8%	3%	-4%	-6%	1%	5%	14%	—
Revenue per Ticket Growth	-13%	-10%	-11%	-9%	-10%	-17%	-15%	-20%	-19%	—
Revenue Growth	6%	3%	-4%	-7%	-13%	-23%	-14%	-16%	-7%	—
Airfare Growth	6%	7%	7%	9%	13%	11%	4%	1%	-3%	—

*	Amounts have been slightly revised to more accurately reflect allocation by brand. There was no impact on gross bookings or revenue as a result of these changes.

14 of 19

Notes & Definitions:
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
North America — Reflects results for travel products and services provided to customers in the United States, Canada, Mexico and Latin America. Includes 100% of TripAdvisor as it is managed in North America.
Europe — Reflects results for travel products and services provided through localized Expedia websites in Denmark, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom and localized versions of Hotels.com in various European countries.
Other — Includes Expedia Corporate Travel, Asia Pacific and unallocated corporate functions and expenses.
Merchant Hotel Room Nights — Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill and/or intangible asset impairment, if applicable and (4) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses, it aids in forecasting and analyzing future operating income as stock-based compensation, amortization of intangibles (assuming no subsequent acquisitions), and non-cash distribution and marketing expenses have declined and are likely to decline going forward and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, non-cash payments to partners, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets, including as part of equity-method investments, and goodwill and/or intangible impairment, if applicable, (4) one-time items, (5) mark to market gains and losses on derivative liabilities, (6) discontinued operations and (7) the minority interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.

15 of 19

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. These expenses are also likely to decline in the near future as we no longer award options as our primary form of equity compensation. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Income for stock-based compensation by line item.

16 of 19

Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands)
OIBA	$187,100	184,223	$291,490	272,763
Amortization of intangible assets	(19,503)	(30,120)	(40,699)	(60,291)
Stock-based compensation	(13,972)	(17,221)	(29,832)	(41,108)
Amortization of non-cash distribution and marketing	—	(627)	—	(8,867)

Operating income	153,625	136,255	220,959	162,497

Interest income (expense), net	650	6,559	(3,257)	8,262
Other, net	5,936	10,466	441	14,123
Provision for income taxes	(64,076)	(56,158)	(87,688)	(65,816)
Minority interest in (income) loss of consolidated subsidiaries, net	1	(1,640)	457	(249)

Net income	$96,136	95,482	$130,912	118,817

Adjusted Net Income & Adjusted EPS

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands, except per share data)
Net income	$96,136	$95,482	$130,912	118,817
Amortization of intangible assets	19,503	30,120	40,699	60,291
Stock-based compensation	13,972	17,221	29,832	41,108
Amortization of non-cash distribution and marketing	—	627	—	8,867
Federal excise tax refunds	(12,058)	—	(12,058)	—
Unrealized (gain) loss on derivative instruments, net	3,153	(7,912)	4,544	(12,212)
Amortization of intangible assets as part of equity method investments	551	—	551	—
Minority interest	(194)	(214)	(402)	(535)
Provision for income taxes	(7,038)	(17,143)	(20,752)	(41,138)

Adjusted net income	$114,025	$118,181	$173,326	175,198

GAAP diluted weighted average shares outstanding	320,196	359,090	321,966	362,130
Additional restricted stock units	7,087	7,093	6,526	6,073

Adjusted weighted average shares outstanding	327,283	366,183	328,492	368,203

Diluted earnings per share	$0.30	$0.27	$0.41	0.33

Adjusted earnings per share	$0.35	$0.32	$0.53	0.48

Free Cash Flow

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands)
Net cash provided by operating activities	$384,557	$256,986	$922,613	$708,913
Less: capital expenditures	(20,642)	(20,991)	(38,974)	(34,029)

Free cash flow	$363,915	$235,995	$883,639	$$674,884

17 of 19

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands)
Cost of revenue	$143,646	$128,449	$264,944	$247,763
Less: stock-based compensation	(646)	(1,586)	(1,529)	(4,811)

Cost of revenue excluding stock-based compensation	$143,000	$126,863	$263,415	$242,952

Selling and marketing expense	$255,905	$198,666	$478,173	$399,692
Less: stock-based compensation	(2,804)	(3,446)	(6,039)	(8,697)

Selling and marketing expense excluding stock-based compensation	$253,101	$195,220	$472,134	$390,995

General and administrative expense	$75,733	$71,053	$151,896	$144,414
Less: stock-based compensation	(7,004)	(8,753)	(14,673)	(18,440)

General and administrative expense excluding stock-based compensation	$68,729	$62,300	$137,223	$125,974

Technology and content expense	$41,511	$33,288	$83,763	$68,832
Less: stock-based compensation	(3,518)	(3,436)	(7,591)	(9,160)

Technology and content expense excluding stock-based compensation	$37,993	$29,852	$76,172	$59,672
Conference Call
Expedia, Inc. will audiocast a conference call to discuss second quarter 2007 financial results and certain forward-looking information on Thursday, August 2, 2007 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of August 2, 2007 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: Expedia’s ability to consummate the ongoing tender offer, changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners, our ability to effectively update, automate and integrate disparate financial and accounting systems and approaches among our brands and businesses; adverse changes in senior management; the rate of growth of the internet and online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access; declines or disruptions in the travel industry (including those caused by decreased consumer and business spending, adverse weather, bankruptcies, health risks, war, terrorism and/or general economic downturns); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Asia; fluctuations in foreign exchange rates; changing laws, rules and regulations and legal uncertainties relating to our business; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses;

18 of 19

and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2006.
Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands include: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor® and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Australia, Canada, Denmark, France, Germany, Italy, Japan, the Netherlands, Norway, Spain, Sweden, the United Kingdom and China, through its investment in eLong™. For more information, visit http://www.expediainc.com (NASDAQ: EXPE).
Expedia, Expedia.com and the Airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations and the Bird of Paradise logo are either registered trademarks or trademarks of Classic Vacations, LLC in the U.S. and/or other countries. hotels.com, the hotels.com logo and We Know Hotels Inside And Out are either registered trademarks or trademarks of Hotels.com, L.P., a subsidiary of Hotels.com in the U.S. and/or other countries. Hotwire, Hotwire.com and Travel Ticker are either registered trademarks or trademarks of Hotwire, Inc. in the U.S. and/or other countries. eLong and the eLong logo are either registered trademarks or trademarks of eLong, Inc. in the U.S. and/or other countries. TripAdvisor, the Owl Logo and Get The Truth. Then Go. are either registered trademarks or trademarks of TripAdvisor LLC in the U.S. and/or other countries. Other logos and product or company names mentioned herein may be the property of their respective owners.

Contacts
Investor Relations Communications
(425) 679-3555 (425) 679-4317
ir@expedia.com press@expedia.com
© 2007 Expedia, Inc. All rights reserved. CST 2029030-40.

19 of 19